Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-I

(Form Type)

NexPoint Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,588,241.341 (1)	$92.70	$147.24 (2)
Fees Previously Paid	—		—
Total Transaction Valuation	$1,588,241.341 (1)
Total Fees Due for Filing			$147.24
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$147.24

(1) Calculated as the aggregate book value of 250,116.747 shares in the offer, based on the Net Asset Value Per Share price of $6.35 as of February 14, 2022.

(2) Calculated at $92.70 per $1,000,000 of the Transaction Valuation.

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Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $147.24	Filing Party: NexPoint Capital, Inc.

Form or Registration No.: Schedule TO	Date Filed: February 23, 2022